EXHIBIT 10.47

Sample TELLABS, INC. 2009 Executive Performance Stock Units Award Statement for:

Congratulations! You were granted a 2009 Executive Performance Stock Units (PSU) Award on March 9, 2009 as authorized by the Compensation Committee of the Tellabs, Inc. (the “Company”) Board of Directors. The following summarizes your PSU Award:

PERFORMANCE STOCK UNITS AWARD

PSUs Awarded:	%%TOTAL_SHARES_GRANTED%-% PSUs (subject to the vesting and payout terms provided in the Terms of the 2009 Executive Performance Stock Units Award Agreement attached to this PSU statement).

PERFORMANCE TARGETS/PAYOUT/VESTING:

Performance Targets:	2009 operating earnings, as detailed in the Terms of the 2009 Executive Performance Stock Units Award Agreement attached to this PSU Statement.

Payout Range:	Up to two (2) shares of Tellabs common stock may be earned for each PSU based upon the level of 2009 operating earnings achieved, as detailed in the Terms of the 2009 Executive Performance Stock Units Agreement attached to this PSU Statement.

Vesting and Payout Dates:	Except in limited circumstances, earned shares will vest and be issued to you in equal annual installments in March 2010, March 2011 and March 2012, if you are continually employed by the Company or its subsidiaries through those vesting dates. The vesting and payment provisions are detailed in the Terms of the 2009 Executive Performance Stock Units Award Agreement attached to this PSU Statement.

This PSU Award is issued under the Amended and Restated Tellabs, Inc. 2004 Incentive Compensation Plan (“Plan”) in consideration of you remaining an employee of the Company and/or one of its subsidiaries. If you accept the terms of this PSU Award, you consent to be bound by all of the terms and conditions of this PSU Award Statement, which includes the accompanying Terms of the 2009 Executive Performance Stock Units Award Agreement, and the Plan. You also acknowledge that you have been given access to the summary description of the Plan and a copy of the Plan.

To the extent not otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Plan.

This Award Statement, including the accompanying Terms of the 2009 Executive Performance Stock Units Award Agreement, constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

TELLABS, INC. Terms of the 2009 Executive Performance Stock Units Award Agreement

Type of Award:	Performance Stock Units (“PSUs”), representing an opportunity to earn shares of common stock of Tellabs, Inc. (the “Company” or “Tellabs”).

The number of shares, if any, earned with respect to the PSUs will depend upon the Company’s certified financial results during the 2009 fiscal year as compared to the performance targets described below, and, except as provided below, your right to receive any shares earned will depend on your continued employment through the vesting dates.

Performance Targets:	The performance targets are as follows:

	1)	operating earnings up to $ million earns up to 50% of PSUs;

	2)	operating earnings of $ million earns 100% of PSUs;

	3)	operating earnings between $ million and $ million earns up to 150% of PSUs;

	4)	operating earnings between $ and $ million earns up to 175% of PSUs;

	5)	operating earnings between $ and $ million earns up to 200% of PSUs; and

	6)	operating earnings at or above $ million earns 200% of PSUs.

“Operating earnings” for the measurement period and the resulting 2009 operating earnings shall be the amount certified by the Company’s Compensation Committee based upon the Company’s published financial results for 2009 determined on a GAAP basis, with operating earnings adjusted to exclude the effects of (a) purchased intangible asset amortization, (b) acquisition-related charges, (c) equity-based compensation award expenses under SFAS 123R, and (d) restructuring charges and certain asset impairment charges. The amount as certified is referred to below as “2009 Operating Earnings”. The financial statements contained in the Company’s Form 10-K filed with the United States Securities and Exchange Commission for the Company’s 2009 fiscal year shall qualify as certified financial results for the Company’s Compensation Committee to certify PSUs earned. The Compensation Committee shall have final authority over the interpretations of any item not covered in this definition.

Payout Range:	The number of shares of Tellabs stock earned with respect to each PSU granted is determined based on the certified levels of 2009 Operating Earnings achieved, and the payout rate set forth in the following table (with straight line extrapolation between performance levels):

The “payout rate” reflects the number of shares earned per PSU as a result of the corresponding financial performance achieved. The maximum payout rate is 2.0x, or two (2) shares per PSU.

For example, if 2009 Operating Earnings is $ million, then the “payout rate” will be 1.25x, or 1.25 shares of common stock for each PSU.

Vesting and Payout Dates:	Subject to the provisions below relating to termination of employment or Change in Control, your right to receive any earned shares will vest as follows, provided you remain continuously employed by Tellabs through the applicable vesting date:

• One-third will vest on March 9, 2010;

• One-third will vest on March 9, 2011; and

• One-third will vest on March 9, 2012

Once vested, the earned shares of Tellabs stock will be issued to you no later than March 15th following the vesting date. Once vested, those shares are no longer at risk of forfeiture.

Effect of Termination of Employment and Change in Control:	All PSUs held by you and your right to receive unvested earned shares will be forfeited and/or cancelled if you cease to be an employee of the Company and/or one of its subsidiaries for any reason.

In the event of a Change in Control prior to certification by the Compensation Committee of the number of shares earned based on certified 2009 Operating Earnings, shares of Tellabs stock will be deemed to be earned with respect to the outstanding PSUs at a payout rate of 1.0 shares for each PSU or, if greater, the payout rate determined by the Compensation Committee based on the Committee’s assessment of the Company’s financial performance as of the Change of Control taking into account the Performance Target as of such Change of Control, but in no event greater than the maximum payout rate, and such earned shares shall be fully vested as of the date of the Change of Control.

In the event of a Change in Control after the number of shares earned has been certified, all unvested earned shares shall be fully vested as of the date of the Change in Control.

Earned shares that become vested due to a Change in Control shall be issued on or as promptly as practicable, and in no event later than thirty (30) days after the date of the Change of Control.

No Voting or Dividend Rights; Adjustments:

Since PSUs and unvested earned shares do not represent actual shares, you do not have any voting rights or dividend rights under the PSUs or with respect to any unvested earned shares.

The number of PSUs and/or number of shares of stock issuable with respect to a PSU or unvested earned shares shall be adjusted in the event of a stock dividend, split or other corporate event as more fully set forth in the Plan.

Tax Considerations:	Refer to the accompanying Summary of Tax Considerations.

Transferability:	No PSUs or unvested earned shares granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution.

TELLABS, INC.

Summary of Tax Considerations

Relating to Executive Performance Stock Units Awards under the Plan

Set forth below is a summary of certain tax consequences relating to the Executive Performance Stock Units Awards (“PSUs”) and unvested earned shares relating thereto, under the Amended and Restated Tellabs, Inc. 2004 Incentive Compensation Plan. This discussion does not purport to be complete and does not cover, among other things, state, provincial and local tax treatment, and should not be considered tax advice by the Company. This summary is provided merely to inform you of certain potential tax consequences. The taxes applicable to you may vary depending on your personal situation, and the Company strongly recommends that you consult with your own tax advisors regarding the actual tax consequences to you.

UNITED STATES

Federal Income Tax Considerations: No income is recognized upon receipt of an award of PSUs or the determination of the number of earned shares relating to the PSU award. At the time vested earned shares are issued, income equal to the then fair market value of stock issued is recognized. The capital gain or loss holding period for any stock begins when ordinary income is recognized. Any subsequent capital gain or loss is measured by the difference between the fair market value of the stock upon which the ordinary income recognized was based and the amount received upon sale or exchange of the shares.

Tax Withholding: Any income or other tax withholding which applies at the time shares are issued will be satisfied by the Company withholding from the shares of stock issuable, a number of shares of stock then having a fair market value equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including the FICA and Medicare tax obligation) withholding required by law.